Exhibit 5.1

13 December 2013

By Courier and Email

North Atlantic Drilling Ltd.

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HM 08

Bermuda

Dear Sirs

Re:  North Atlantic Drilling Ltd. (the “Company”)

Registration Statement on Form F-4

1.     Subject of Opinion

We are lawyers duly qualified to practise in Bermuda. This opinion as to the laws of Bermuda is addressed to you in connection with the preparation of a registration statement on Form F-4, as thereafter amended or supplemented, (File No. 333-185395) (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) on 13 December 2013 under the Securities Act of 1933, as amended (the “Securities Act”), with regard to the registration of 57,552,074 common shares in the share capital of the Company, having a par value of US$5.00 each (the “Shares”). The Shares are being offered in exchange for an equal number of outstanding unregistered common shares in the share capital of the Company, having a par value of US$5.00 each (the “Original Shares”) pursuant to an exchange offer (the “Exchange Offer”).

2.     Documents Examined

For the purposes of this opinion we have examined and relied upon originals or copies of the following:

2.1	the Registration Statement;

2.2	certified copies dated 13 December 2013 of minutes of a meeting of the Board of Directors of the Company passed on 7 November 2013 and resolutions of the shareholders of the Company passed on 21 September 2012;

2.3	a copy of the following documents for the Company, as certified by the secretary of the Company on 13 December 2013:

(a)	Certificate of Incorporation;

(b)	Memorandum of Association;

(c)	Bye-laws;

(d)	Register of Directors and Officers;

(e)	Register of Members; and

(f)	Tax Assurance Certificate;

2.4	a Certificate of Compliance issued by the Bermuda Registrar of Companies (“ROC”) in respect of the Company dated 13 December 2013; and

2.5	such other documents as we have deemed necessary in order to render this opinion (together the “Documents”).

As to questions of fact relevant to this opinion, we have relied upon certificates issued by the Government of Bermuda or agencies thereof and by officers and agents of the Company, which matters of fact we have not independently verified. We qualify this opinion to the extent that the statements or representations made in any such certificates are not accurate in any respect.

3.     Opinion Limited to Bermuda Law

We have not investigated the laws of any country other than Bermuda and this opinion is given only with respect to compliance with or matters governed by Bermuda law. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof and is governed by, and should be construed in accordance with, those laws. This opinion is also limited to the matters stated herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. This opinion is issued solely for the purposes of the filing of the Registration Statement by the Company and is not to be relied upon in respect of any other matter.

4.     Assumptions

In giving this opinion, we have assumed:

4.1	the authenticity, accuracy and completeness of all of the Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all of the Documents submitted to us as certified, electronic or photostatic copies;

4.2	the genuineness of all signatures on the Documents submitted to us;

4.3	the truth, accuracy and completeness as at the date hereof of all representations as to factual matters, warranties and statements of fact or law, other than as to the laws of Bermuda, made in any of the Documents;

4.4	the authority, capacity and power of each of the persons signing the Documents submitted to us (other than directors or officers of the Company);

4.5	all Shares will be issued in compliance with all matters of, and the validity and enforceability thereof under, applicable U.S. federal and state securities laws and other laws (other than the laws of Bermuda, in respect of which we are opining); and

4.6	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein.

5.     Opinion

Based upon and subject to the foregoing, and further subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that, as at today’s date, the Shares have been duly authorised and, when issued pursuant to the Exchange Offer in exchange for the Original Shares as contemplated in the prospectus included in the Registration Statement, will be duly and validly issued, fully paid and non-assessable.

6. Reservations

This opinion is subject to the following reservation:

Any reference in this opinion to shares being “non-assessable” means, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

7.     Disclosure

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and the opinions attributed to us under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus attached thereto, without admitting that we are “experts”, within the meaning of the Securities Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act.

We assume no responsibility to review or update this opinion if applicable law or the existing facts or circumstances should change after the date hereof.

Yours faithfully

MJM LIMITED